REEDS JEWELERS ANNOUNCES SECOND QUARTER SALES AND EARNINGS

Wilmington, North Carolina, September 10, 2003 — Reeds Jewelers, Inc. (ASE: RJI) today announced net sales and earnings for the second fiscal quarter ended August 31, 2003.

Comparable store sales increased 5% for the quarter ended August 31, 2003 compared to the same quarter of the prior year. The Company’s total net sales for the quarter increased to $19,447,000 from $19,046,000, a 2% increase, while operating an average of 5% fewer stores in the second quarter of the current fiscal year. Comparable store sales increased 1% during the first half of the year. The Company’s total net sales for the six months ended August 31, 2003, decreased to $39,045,000 from $39,972,000, a 2% decrease, while operating an average of 6% fewer stores in the first half of the current year.

Gross margins were 48% during the quarter, down from 50% in the second quarter of last year. Year-to-date, gross margins were 49%, down from 50% for the first six months last year. The decline in gross margins is primarily attributable to aggressive promotional pricing in order to gain market share and management’s commitment to improve inventory turns by rapidly marking down slower-moving inventory.

Selling, general, and administrative expenses remained constant in the second quarter of this year compared to the same period a year ago, but as a percentage of net sales SG&A was 54% and 55% for the quarters ended August 31, 2003 and 2002, respectively. Year-to-date selling, general, and administrative expenses decreased $312,000 or 2% from the same period in the prior year. The Company’s total labor costs decreased by $189,000 to 29% of net sales in the second quarter of this year from 30% in the same period a year earlier while year-to-date labor costs decreased $765,000 to 28% of net sales from 30% in the prior year comparative period. The decreases in labor costs are primarily a result of lower incentive compensation earned by sales and management associates and management’s efforts to decrease personnel costs.

The average borrowings on the Company’s line of credit for the quarter dropped 4% over the same quarter last year. The Company’s effective pre-tax interest rate during the quarter dropped to 5.2% from 5.6% for the same period in the previous year. As a result of these two factors, interest expense for the quarter was $313,000, 11% lower than the same quarter last year. The average borrowings on the Company’s line of credit for the six months ended August 31, 2003 dropped 7% over the same six months last year. The Company’s effective pre-tax interest rate during the first half of the year dropped to 5.2% from 5.5% for the same period in the previous year. As a result, year-to-date interest expense was $620,000, 13% lower than the same period last year.

On June 22, 2003, the Company completed its exit from the state of Kansas resulting in a $99,000 year-to-date loss from disposal of discontinued operations, net of $0 tax benefit. The Kansas operations for the quarter ended August 31, 2003 resulted in a $61,000 loss from discontinued operations, net of $0 tax benefit while the operations for the six months ended August 31, 2003 resulted in a $125,000 loss from discontinued operations, net of $0 tax benefit. Discontinued operations for the quarter ended August 31, 2002 is composed of a $29,000 loss, net of $17,000 tax benefit, relating to the Company’s exit from the state of Kansas and a loss of $46,000, net of $27,000 tax benefit, resulting from the Company’s exit from the state of Iowa. Year-to-date losses for the six months ended August 31, 2002 in the amount of $59,000, net of $35,000 tax benefit, relate to Kansas and losses of $94,000, net of $55,000 tax benefit, relate to the exit from the Iowa markets.

Continuing operations for the second quarter of this year resulted in a $2,035,000 loss, net of $0 tax benefit, compared to a loss of $1,453,000, net of $854,000 tax benefit, for the same quarter last year. Continuing operations for the six months ended August 31, 2003 resulted in a loss of $3,707,000, net of $0 tax benefit, compared to a loss of $2,275,000, net of $1,336,000 tax benefit, in the prior year comparative period. Total net loss for the quarter was $2,195,000 ($.26 per share), net of $0 tax benefit, compared to a net loss of $1,528,000 ($0.18 per share), net of $898,000 tax benefit, in the same period last year. Year-to-date net loss was $3,931,000 ($.0.46 per share), net of $0 tax benefit, compared to a net loss of $2,428,000 ($0.29 per share), net of $1,426,000 tax benefit, for the six months ended August 31, 2002.

The Company has established valuation allowances against the deferred tax benefit from previous years’ losses. The Company does not expect its income tax expense for the current year to exceed the $1.1 million reserve against deferred tax assets. Therefore no income tax expense or benefit is reflected in the current year. The Company’s anticipated net effective tax rate was 0% and 37% in the first two quarters of fiscal 2004 and 2003, respectively.

Reeds Jewelers is a premier specialty retailer presently operating 91 stores in 18 states, primarily in the Southeast and Midwest, and markets online at www.reeds.com. Additional information on Reeds Jewelers, Inc. is available on the Internet at www.reeds.com.

REEDS JEWELERS, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended

	08/31/03	8/31/02	8/31/03	8/31/02

Net sales	$19,447	$19,046	$39,045	$39,972
Cost of sales	10,034	9,610	19,908	20,072

Gross profit	9,413	9,436	19,137	19,900

Selling, general, and administrative expenses	10,530	10,530	21,023	21,335
Depreciation and amortization	605	593	1,201	1,195
Restructuring charge	—	270	—	270

Operating loss	(1,722)	(1,957)	(3,087)	(2,900)

Interest expense	313	350	620	711

Loss from continuing operations before income taxes	(2,035)	(2,307)	(3,707)	(3,611)

Income tax benefit	—	(854)	—	(1,336)

Loss from continuing operations	(2,035)	(1,453)	(3,707)	(2,275)

Loss from discontinued operations, net of applicable tax benefit of $0, $44, $0 and $90 respectively	(61)	(75)	(125)	(153)

Loss on disposal of business segment, net of applicable tax benefit of $0, and $0 respectively	(99)	—	(99)	—

Net loss	$(2,195)	$(1,528)	$(3,931)	$(2,428)

Basic and diluted net loss per share	$(0.26)	$(0.18)	$(0.46)	$(0.29)

Weighted average shares outstanding	8,476,372	8,476,372	8,476,372	8,476,372